Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Methods Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-193129) and Form S-8 (Nos. 333-60825, 333-186688, 333-108569, 333-138771, 333-168633, 333-128957, 333-108599, and 333-206865) of Air Methods Corporation of our reports dated March 1, 2017, with respect to the audit of the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income,  stockholders’ equity and redeemable non-controlling interests, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Air Methods Corporation.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Air Methods Corporation did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses have been identified and are included in management’s assessment. Material weaknesses related to ineffective monitoring activities over certain key information technology systems; an insufficient number of adequately trained employees with respect to the COSO 2013 Framework and its application to internal control over financial reporting; ineffective general information technology controls, specifically user access, program change, and end-user computing controls over certain key information technology systems; ineffective process-level manual and automated controls related to patient transport revenue, accounts receivable, the allowance for contractual adjustments and uncompensated care, and ineffective controls over parts inventory and the data used in the estimation of uncompensated care and contractual allowances. Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016 also contains an explanatory paragraph that states Air Methods Corporation excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2016, the internal controls over financial reporting related to the acquired business of Tri-State Care Flight LLC (TSCF) associated with total assets of $234.8 million and net revenue of $50.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016 and that our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of TSCF.

/s/ KPMG LLP

Denver, Colorado

March 1, 2017